UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2023

MainStreet Bancshares, Inc.
(Exact name of Registrant as Specified in Its Charter)

Virginia	001-38817	81-2871064
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10089 Fairfax Boulevard, Fairfax, VA		22030
(Address of Principal Executive Offices)		(Zip Code)

(703) 481-4567
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MNSB	The Nasdaq Stock Market LLC
Depositary Shares (each representing a 1/40th interest in a share of 7.50% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock)	MNSBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In August 2022, Rule 14a–19 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), became effective and impacts all sides nominating and soliciting proxies for their candidates in a director election contest. Rule 14a–19, among other things, requires that a “universal proxy card” distributed by public companies and dissident shareholders in contested director elections include both sides’ director nominees, so that shareholders can “mix and match” nominees from the company’s and the dissident’s slates.

In November 2022, the Board of Directors of the Company determined to amend the Bylaws to update advance notice requirements for director nominations by establishing as a clear prerequisite to the submission of such nominations and the related solicitation of proxies under Rule 14a-19 that shareholders comply with applicable requirements of the Securities and Exchange Commission (“SEC”) and the Bylaws, as amended. The Bylaw amendments afford the Company with an opportunity to review and privately enforce the SEC requirements.

In addition to addressing Rule 14a-19, the amended Bylaws require additional disclosures in director nominee’s notices concerning the nominating shareholder, the nominating shareholder’s director nominees, and other affiliates and participants in the nominating shareholder’s solicitation of proxies.

Following the conclusion of the 2023 proxy season, the Board of Directors and management reexamined the Bylaw amendments and reaffirmed their conclusion that adoption of the amendments was appropriate and in the best interest of the Company and its shareholders. The Board also considered objections raised by Institutional Shareholder Services Inc. to two provisions in the amended Bylaws – Article I, Section 12(a)(iv)(D) and Article I, Section 12(a)(iv)(E), which are described below. The Board concluded that it is in the best interest of the Company and its shareholders to delete these provisions from the Bylaws.

On November 15, 2023, the Board of Directors of the Company approved and adopted Amended and Restated Bylaws which became effective the same day. Amendments effected in the Amended and Restated Bylaws include:

(i) removal of Article I, Section 12(a)(iv (D), which requires a nominating shareholder or beneficial owner of shares to disclose “any plans or proposals on the part of such shareholder or such beneficial owner to nominate directors at any other company with a class of equity securities registered under Section 12 of the Exchange Act within the next 12 months”;

(ii) removal of Article I, Section 12(a)(iv)(E), which requires “any proposals or nominations submitted on behalf of such shareholder or such beneficial owner to nominate directors for election at any other company with a class of equity securities registered under Section 12 of the Exchange Act within the past 36 months (whether or not such proposal or nomination was publicly disclosed)”; and

(iii) renumbering of the remaining provisions of Article I, Section 12 (a)(iv).

The foregoing description is a summary and is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is attached as Exhibit 3.1 hereto and is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

The 2023 Annual Meeting of Shareholders of the Company will be held at 11:00 a.m., Eastern Time, on May 15, 2023, conducted virtually and solely via webcast. Shareholders will be able to participate in the virtual meeting online, vote their shares electronically and submit questions by following instructions in their proxy solicitation materials. The record date for the 2023 Annual Meeting will be announced at a later date.

Item 8.01 Other Events.

On November 15, 2023, the Board of Directors of MainStreet Bancshares, Inc. (the "Company") declared a quarterly cash dividend on the outstanding shares of the Company’s 7.50% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”). On September 15 and 25, 2020, the Company issued an aggregate of 1,150,000 depositary shares (the “Depositary Shares”), each representing a 1/40th ownership interest in a share of the Series A Preferred Stock, with a liquidation preference of $1,000 per share of Series A Preferred Stock (equivalent to $25 per Depositary Share), which represents $28,750,000 in aggregate liquidation preference.

The declared cash dividend equated to approximately $0.47 per Depositary Share, or $18.75 per share of Series A Preferred Stock outstanding. The cash dividend is payable on December 30, 2023, to shareholders of record as of the close of business on December 15, 2023. When, as, and if declared by the Board of Directors, future dividend payment dates on the Series A Preferred Stock and associated Depositary Shares will be payable quarterly, in arrears, on March 30, June 30, September 30 and December 30 of each year.

The Company’s Depositary Shares trade on the Nasdaq Capital Market under the symbol “MNSBP.”

Item 9.01 Other Events.

(d) Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Bylaws of MainStreet Bancshares, Inc., effective as of November 15, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAINSTREET BANCSHARES, INC

Date: November 16, 2023	By:	/s/ Thomas J. Chmelik
Name: Thomas J. Chmelik
Title: Chief Financial Officer